EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-170001) and Form S-8 (Nos. 333-168459, 333-162764, 333-162763, 333-155352, 333-148455, 333-148454, 333-136937, 333-132248, 333-126225, 333-124210, 333-118065, 333-106388, 333-101908, 333-99739, 333-60168, 333-60152, 333-54140, 333-49522, 333-32178, 333-65385, 333-65383, and 333-25707) of Cubist Pharmaceuticals, Inc. of our report dated February 24, 2011, with respect to the consolidated balance sheets of Adolor Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in Adolor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 27, 2012